UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2011

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

601 Jefferson Street
Suite 3400
Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.     Other Events.

On September 23, 2011, we were notified that an award in favor of the claimant, Barracuda & Caratinga Leasing Company B.V. (“Barracuda”) was issued by the panel hearing an arbitration proceeding filed by Barracuda, against Kellogg Brown & Root LLC (a subsidiary of KBR, Inc. “KBR LLC”) in connection with a contract between the parties related to the development of the Barracuda and Caratinga oil fields. The dispute centered on certain subsea bolts used in developing the field that were allegedly defective and the award finds KBR LLC liable for the costs of replacing the bolts. The total amount of the award is approximately $200 million, which includes the estimated costs for bolt replacement and costs incurred by Barracuda in the arbitration, which will bear interest from the date of the award. Under the Master Separation Agreement between us and Halliburton Company, Halliburton has agreed to indemnify us and any of our greater than 50%-owned subsidiaries as of November 2006 (which includes KBR LLC), for all out-of-pocket cash costs and expenses (except for our own ongoing legal costs), or cash settlements or cash arbitration awards resulting from the replacement of the subsea bolts installed in connection with the Barracuda-Caratinga project. We are not aware of any uncertainties related to the indemnity from Halliburton or any material limitations on our ability to recover the amounts awarded to Barracuda described above and so we do not expect this award to financially impact us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: September 27, 2011	By:	/s/ Jeffrey B. King
	Name:	Jeffrey B. King
	Title:	Vice President, Public Law